Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jessica Greenberger
Media: Megan Crudele
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD FIRST QUARTER

2011 FINANCIAL RESULTS

~ First Quarter Sales Up 23.6%, Comparable Store Sales Increase 5.1% ~

~ First Quarter Net Income Up 40.4%; EPS: $.63 versus $.46 Last Year ~

~ Second Quarter Fiscal 2011 Estimated EPS Range of $.58 to $.62 versus $.49 in Second Quarter Fiscal 2010 ~

~ Increase Estimated Fiscal 2011 EPS Range to $1.94 to $2.01 ~

ROCHESTER, N.Y. – July 22, 2010 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its first quarter ended June 26, 2010.

First Quarter Results

Sales for the first quarter of fiscal 2011 increased 23.6% to a record $158.2 million compared to $128.0 million for the first quarter of fiscal 2010. Sales growth was driven by recent acquisitions, as well as strong in-store sales execution across all product and service categories. Comparable store sales increased 5.1%. Comparable store sales increased approximately 8% for exhaust, 7% for tires, 6% for alignments, 6% for maintenance services, 3% for shocks, and 2% for brakes.

Gross margin decreased to 41.7% in the first quarter from 44.1% in the prior year quarter as a result of a continued shift in sales mix towards the lower-margin tire category, due to the addition of 79 acquired tire stores in fiscal 2010 and 2011. The impact of the shift in sales mix to tires was partially offset by improved labor productivity and leveraging of fixed occupancy costs. Total operating expenses were $43.4 million, or 27.4% of sales, compared with $39.4 million, or 30.8% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to leveraging of these costs against the significant increase in sales, combined with the impact of cost control on discretionary expenses.

Operating income for the quarter increased 33.2% to a record $22.6 million from $17.0 million in the first quarter of fiscal 2010. Interest expense was $1.5 million compared to $1.9 million in the first quarter of fiscal 2010.

Net income for the first quarter increased 40.4% to a record $13.2 million from $9.4 million in the prior year period. Diluted earnings per share for the quarter increased 37.0% to $.63, compared to diluted earnings per share of $.46 in the first quarter of fiscal 2010, and exceeded the Company’s estimated range of $.58 to $.62. Net income for the first quarter reflects an effective tax rate of 37.7% compared with 37.8% for the prior year period.

The Company added eight locations during the quarter, ending the first quarter with 785 stores.

Robert G. Gross, Chairman and Chief Executive Officer stated, “We are very pleased to have begun fiscal 2011 on such a strong note, maintaining our momentum into the third straight year, as we once again achieved record sales, net income, and EPS. Our strong results reflect the contribution of our four recent acquisitions, which continued to deliver same store sales increases and earnings ahead of our expectations, and the first quarter of operating 54 Monro service stores in New England under our Black Gold program, following our Tire Warehouse acquisition. Importantly, all of our major service categories posted positive comparable store sales versus the prior year period, including an approximate 8% increase in exhaust sales. This improvement in exhaust sales reinforces to us that consumers are choosing to invest in maintaining older vehicles. Also, our scheduled maintenance category comparable store sales were up 12%, indicating we continue to gain market share from auto dealer displacement. Finally, we are pleased that our store traffic increased 3% for the quarter. Overall, consumers are continuing to turn to Monro as their trusted provider for tires and auto repair services.”

Company Outlook

Based on current visibility and business and economic trends, the Company continues to anticipate fiscal 2011 comparable store sales growth in the range of 4% to 6% and is slightly increasing estimated fiscal 2011 diluted earnings per share to a range of $1.94 to $2.01, from $1.92 to $2.00. The estimate is based on 21.1 million weighted average shares outstanding. The Company’s expected sales range for the year remains at $625 million to $640 million.

For the second quarter of fiscal 2011, the Company anticipates comparable store sales growth in the range of 4.5% to 6.5%. The Company expects diluted earnings per share for the second quarter to be between $.58 and $.62, compared to $.49 for the second quarter of fiscal 2010.

Mr. Gross concluded, “Our business has continued to perform well as we entered the second quarter of fiscal 2011. To date in the second quarter, we achieved comparable store sales growth of approximately 8% and we remain encouraged by the positive trends we continue to see within our business as well as our industry. We anticipate continuing to achieve operating margin expansion through the integration of our recent acquisitions and our ability to leverage SG&A expenses. Additionally, we are hopeful about the opportunities for further market share expansion in fiscal 2011 as we look opportunistically for acquisitions in our existing markets. Overall, we remain very pleased with our performance, which is a direct result of our company operated stores, our low cost business model and the ability of our employees to execute well and consistently provide excellent service to our loyal customers.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, July 22, 2010 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 888-539-3638 and using the required pass code 1362417. A replay will be available approximately one hour after the recording through Thursday, August 5, 2010 and can be accessed by dialing 877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through August 5, 2010.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 784 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal June
	2011	2010	% Change

Sales	$158,240	$128,045	23.6%

Cost of sales, including distribution and occupancy costs	92,241	71,636	28.8

Gross profit	65,999	56,409	17.0

Operating, selling, general and administrative expenses	43,060	39,158	10.0

Intangible amortization	296	133	121.2

Loss on disposal of assets	19	139	(86.1)

Total operating expenses	43,375	39,430	10.0

Operating income	22,624	16,979	33.2

Interest expense, net	1,471	1,897	(22.5)

Other income, net	(67)	(43)	57.3

Income before provision for income taxes	21,220	15,125	40.3

Provision for income taxes	8,009	5,714	40.2

Net income	$13,211	$9,411	40.4

Diluted earnings per share	$.63	$.46	37.0%

Weighted average number of diluted shares outstanding	21,036	20,436

Number of stores open (at end of quarter)	785	740

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	June 26, 2010	March 27, 2010

Current assets

Cash	$2,931	$11,180

Inventories	88,535	85,817

Other current assets	29,902	27,095

Total current assets	121,368	124,092

Property, plant and equipment, net	200,846	202,746

Other noncurrent assets	123,390	117,305

Total assets	$445,604	$444,143

Liabilities and Shareholders’ Equity

Current liabilities	$96,301	$99,377

Long-term debt	86,005	96,427

Other long term liabilities	16,128	15,669

Total liabilities	198,434	211,473

Total shareholders’ equity	247,170	232,670

Total liabilities and shareholders’ equity	$445,604	$444,143